EXHIBIT 10.12

UMB FINANCIAL CORPORATION

Summary of the Company’s Compensation Arrangements

with Directors and Certain Executive Officers

Director Compensation. The following tables set forth the 2005 rates of compensation for the Company’s non-employee directors:

Through February 22, 2005
	Board Service	Committee Service
		Audit		Compensation	Governance and Nominating
Annual Retainer	-0-	-0-		-0-	-0-
Restricted Stock	-0-	-0-		-0-	-0-
Meeting Attendance Fees	$600.00	$800.00	[1]	$500.00	$800.00
Telephonic Meeting Attendance Fees	-0-	-0-		-0-	-0-

	Effective February 23, 2005
	Board Service	Committee Service
		Audit	Compensation	Governance and Nominating
Annual Retainer[2]	$10,000.00	$5,000.00	$2,500.00	$2,500.00
Restricted Stock[2]	$10,000.00
Meeting Attendance Fees	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Committee Chairman Meeting Attendance Fees	-0-	$1,000.00	$1,000.00	$1,000.00
Telephonic Meeting Attendance Fees	$500.00	$500.00	$500.00	$500.00

Named Executive Officer Compensation

None of the Company’s current named executive officers (as defined in Regulation S-K Item 402(a)(3)) have written employment agreements with the Company, and all such named executive officers serve as employees at will. Summaries of the Company’s unwritten employment arrangements with the named executive officers are as follows:

[1]	Audit Committee Chairman received $1,000.
[2]	If the Long-Term Incentive Plan is approved by shareholders at the April 26, 2005 Annual Meeting, directors will receive a grant of Company common stock in the amount of $10,000.00. If such Plan is not approved, directors will receive a cash retainer of $20,000.00, rather than $10,000.00. With respect to annual retainers for committee service, only the chairman of each committee will receive an annual retainer.

Base Salary

Effective January 1, 2005, the current named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary ($)
J. Mariner Kemper (Chairman and Chief Executive Officer)	$500,000.00

Peter J. deSilva[3] (President and Chief Operating Officer)	$460,000.00

Peter J. Genovese (CEO – St. Louis and Vice Chairman – East Region)	$323,730.00

David D. Kling (Divisional Executive Vice President, UMB Bank, n.a.)	$245,000.00

James D. Matteoni (Executive Vice President, UMB Bank, n.a.)	$200,000.00

Annual and Long-Term Incentive Plans. In their current positions, certain of the named executive officers may be eligible to:

• Receive an annual cash incentive award pursuant to the Company’s 2005 Short-Term Incentive Plan (filed as Exhibit 10._ to this Form 10-K). Under such plan, Mr. Kemper and Mr. deSilva may be eligible to receive target awards of 50% of their respective base salaries, and Mr. Genovese and Mr. Kling may be eligible to receive target awards of 30% of their respective base salaries.

• Participate in the Company’s Long-Term Incentive Plan (filed as Appendix B to the Company’s Proxy Statement for the April 26, 2005, Annual Meeting) if it is approved by the Company’s shareholders at the Annual Meeting. Under such plan, Mr. Kemper and Mr. deSilva may be eligible to receive stock awards equal to 100% of their respective base salaries, and Mr. Genovese and Mr. Kling may be eligible to receive stock awards equal to 50% of their respective base salaries.

Benefit Plans and Other Arrangements. In their current positions, the named executive officers are eligible to:

[3]	Mr. deSilva's Restricted Stock Award Agreement and employment arrangement description are filed as Exhibit 10. to this Form 10-K.

• Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, the Employee Stock Ownership Plan of UMB, the UMB Profit Sharing and 401(k) Savings Plan, and any applicable severance plan.

• Receive certain perquisites offered by the Company, including an automobile allowance, disability insurance, club membership fees and relocation payments, if applicable.